Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
GWG HOLDINGS, INC.

I, Jon R. Sabes, as the Chief Executive Officer of GWG Holdings, Inc., a Delaware corporation (the “Corporation”), do hereby certify that, by resolutions in lieu of a special meeting of the stockholders and directors of said Corporation effective as of June 24, 2014, the following amendment to the Corporation’s Certificate of Incorporation, as amended, was adopted in writing by the stockholders and directors, pursuant to Sections 242 and 228 of the General Corporation Law of the State of Delaware:

1.           The Corporation’s original Certificate of Incorporation was filed in the office of the Secretary of State of the State of Delaware on March 19, 2008 (the “Certificate of Incorporation”).

2.           Article 4 of the Certificate of Incorporation, as amended, is hereby amended by adding the following new paragraph immediately following the first paragraph:

Upon the filing and effectiveness (the “Effective Time”) of this Certificate of Amendment to the Certificate of Incorporation of the Corporation pursuant to the Delaware General Corporation Law o, every two (2) shares of Common Stock issued and outstanding immediately prior to the Effective Time shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock (the “Reverse Stock Split”). No fractional shares shall be issued in connection with the Reverse Stock Split.  Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined.  A holder of Old Certificates at the Effective Time who would otherwise be entitled to a fraction of a share resulting from the Reverse Stock Split shall, in lieu thereof, be entitled to receive a cash payment in an amount equal to the fraction to which the stockholder would otherwise be entitled multiplied by the price of the Common Stock, as determined by the Board of Directors of the Corporation, but adjusted so as to give effect to the Reverse Stock Split.

3.           This Certificate of Amendment has been duly adopted in accordance with Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, I have hereto set my hand this 24th day of June, 2014.

By:	/s/ Jon R. Sabes
Jon R. Sabes, Chief Executive Officer